Exhibit 99.1

Where Food Comes From, Inc. Reports 2022 Second Quarter and Six-Month Financial Results

Second Quarter Highlights – 2022 vs. 2021

●	Revenue increased 4% to $5.3 million from $5.1 million

●	Net income increased 10% to $222,000 from $202,000

●	Diluted EPS increased to $0.04 from $0.03

●	Adjusted EBITDA increased 7% to $570,000 from $535,000

●	Company buys back 60,500 shares in quarter

Six Month Highlights – 2022 vs. 2021

●	Revenue increased 20% to $11.5 million from $9.6 million

●	Net income of $0.7 vs. $1.4 million in year-ago six-month period when Company booked $1.0 million in PPP loan forgiveness in other income

●	Diluted EPS of $0.12 vs. $0.22

●	Adjusted EBITDA increased 66% to $1.5 million from $0.9 million

●	Cash generated from operations increased 40% to $2.3 million from $1.6 million

●	Cash & cash equivalents increased 18% to $6.4 million from $5.4 million at year-end

●	Six-month share buyback totals 94,050

CASTLE ROCK, Colo., August 11, 2022 (GLOBE NEWSWIRE) — Where Food Comes From, Inc. (WFCF) (Nasdaq: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced financial results for its second quarter and six-month period ended June 30, 2022.

“We continue to deliver revenue, earnings and cash flow growth despite macro headwinds related to inflation, supply chain disruptions, and drought conditions that are impacting ranchers and growers throughout the western US,” said John Saunders, Chairman and CEO. “In addition to consistent strength of our beef verification business, the first half of 2022 was notable for significant progress in our seafood initiatives, which include an increase in consulting activity and the recent introduction of our FishCARE standard for sustainable aquaculture. This new standard further expands our revenue mix and strengthens our position as the most diverse provider of verification services and products in the agricultural industry.”

The Company also announced it bought back 60,500 shares of stock in the second quarter, raising to 94,050 the total number of shares bought back in 2022.

Second Quarter Results – 2022 vs. 2021

Revenue in the second quarter ended June 30, 2022, increased 4% year over year to $5.3 million from $5.1 million. The increase primarily reflected growth of the Company’s verification and certification business, partially offset by lower product sales associated with the impact of drought conditions on cattle herd sizes.

Revenue mix included:

●	Verification and certification services, up 7% to $4.0 million from $3.7 million.
●	Product revenue, down 9% year over year to $0.9 million from $1.0 million.
●	Software and related consulting revenue flat at $0.5 million.

Gross profit in the fourth quarter increased to $2.1 million from $2.0 million in the same quarter last year. Gross margin was 40% versus 39% year over year.

Selling, general and administrative expense increased slightly to $1.8 million from $1.7.

Operating income increased 11% to $313,000 from $282,000 in the same quarter last year.

Net income increased 10% year over year to $222,000, or $0.04 per diluted share, from $202,000, or $0.03 per diluted share.

Adjusted EBITDA in the second quarter increased 7% year over year to $570,000 from $535,000.

Six Month Results – 2022 vs. 2021

Total revenue for the first six months of 2022 increased 20% to $11.5 million from $9.6 million in the same period last year. The increase was driven by growth in all three revenue segments.

Revenue mix included:

●	Verification and certification services, up 11% to $7.7 million from $7.0 million.
●	Product revenue, up 12% to $1.9 million from $1.7 million.
●	Software and related consulting revenue, which nearly doubled year over year to $1.9 million from $0.9 million due to completion of a large project with a Japanese government entity in the first quarter.

Gross profit in the first six months of 2022 increased to $4.5 million from $3.9 million. Gross margin was down slightly at 39% compared to 40% in a year ago due to higher compensation costs and a change in revenue mix due to the resumption of audit activity in certain lower-margin verification categories.

Selling, general and administrative expense increased slightly year over year to $3.6 million from $3.5 million.

Higher revenue and a stable cost structure drove a 152% year-over-year increase in operating income to $0.9 million from $0.4 million.

Net income in the first half of 2022 was $0.7 million compared with $1.4 million in comparable year ago period when the Company recognized income of $1.0 million in PPP loan forgiveness. EPS in the first half of 2022 was $0.12 per diluted share vs. $0.22 per diluted share in the prior year.

Adjusted EBITDA increased 66% to $1.5 million from $0.9 million last year.

The Company generated $2.3 million in net cash from operations in the first half of 2022, up 40% from $1.6 million a year ago.

The cash and cash equivalents balance on June 30, 2022, increased 18% to $6.4 million from $5.4 million at 2021 year end.

Fourth Quarter Earnings Call

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Call-in numbers for the conference call:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference Code: 13732115

Phone replay:

A telephone replay of the conference call will be available through August 25, 2022, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13732115

About Where Food Comes From, Inc.

Where Food Comes From, Inc. is America’s trusted resource for third party verification of food production practices. Through proprietary technology and patented business processes, the Company estimates that it supports more than 17,500 farmers, ranchers, vineyards, wineries, processors, retailers, distributors, trade associations, consumer brands and restaurants with a wide variety of value-added services. Through its IMI Global, Validus Verification Services, SureHarvest, WFCF Organic (previously known as International Certification Services and A Bee Organic), Postelsia and Sterling Solutions units, Where Food Comes From solutions are used to verify food claims, optimize production practices and enable food supply chains with analytics and data driven insights. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program uses web-based customer education tools to connect consumers to the sources of the food they purchase, increasing meaningful consumer engagement for our clients.

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles (“GAAP”). The term “EBITDA” refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing WFCF’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Income table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership, diversity of services mix, potential for the FishCARE standard, and demand for, and impact and efficacy of, the Company’s products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the second quarter and the Company’s pace of stock buybacks are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Director, Investor Relations

303-880-9000

Where Food Comes From, Inc.

Statements of Income (Unaudited)

	Three months ended June 30,		Six months ended ended June 30,
(Amounts in thousands, except per share amounts)	2022	2021	2022	2021
Revenues:
Verification and certification service revenue	$3,964	$3,695	$7,748	$6,958
Product sales	878	964	1,885	1,688
Software and related consulting revenue	489	482	1,854	935
Total revenues	5,331	5,141	11,487	9,581
Costs of revenues:
Costs of verification and certification services	2,325	2,132	4,361	3,925
Costs of products	522	648	1,059	1,105
Costs of software and related consulting	354	352	1,540	680
Total costs of revenues	3,201	3,132	6,960	5,710
Gross profit	2,130	2,009	4,527	3,871
Selling, general and administrative expenses	1,817	1,727	3,591	3,500
Income from operations	313	282	936	371
Other income/(expense):
Dividend income from Progressive Beef	50	30	100	60
Gain on disposal of assets	-	-	-	9
Loan forgiveness from Paycheck Protection Program	-	-	-	1,037
Loss on foreign currency exchange	(23)	(5)	(35)	(7)
Other income, net	1	-	1	1
Interest expense	(1)	(1)	(2)	(4)
Income before income taxes	340	306	1,000	1,467
Income tax expense	118	104	281	115
Net income	$222	$202	$719	$1,352

Per share - net income:
Basic	$0.04	$0.03	$0.12	$0.22
Diluted	$0.04	$0.03	$0.12	$0.22

Weighted average number of common shares outstanding:
Basic	6,013	6,100	6,053	6,151
Diluted	6,096	6,186	6,136	6,241

Where Food Comes From, Inc.

Calculation of Adjusted EBITDA*

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(Amounts in thousands)	2022	2021	2022	2021

Net income	$222	$202	$719	$1,352
Adjustments to EBITDA:
Interest expense	1	1	2	4
Income tax expense	118	104	281	115
Depreciation and amortization	197	199	392	401
EBITDA*	538	506	1,394	1,872
Adjustments:
Loan forgiveness	-	-	-	(1,037)
Stock-based compensation	32	29	83	54
Cost of acquisitions	-	-	-	-
ADJUSTED EBITDA*	$570	$535	$1,477	$889

*Use of Non-GAAP Financial Measures:  Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of the Company’s financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

Where Food Comes From, Inc.

Balance Sheets (Unaudited)

	June 30	December 31,
(Amounts in thousands, except per share amounts)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$6,408	$5,414
Accounts receivable, net of allowance	1,963	2,178
Inventory	877	767
Prepaid expenses and other current assets	797	325
Total current assets	10,045	8,684
Property and equipment, net	1,119	1,295
Right-of-use assets, net	2,736	2,823
Investment in Progressive Beef	991	991
Intangible and other assets, net	2,578	2,581
Goodwill, net	2,946	2,946
Deferred tax assets, net	497	464
Total assets	$20,912	$19,784

Liabilities and Equity
Current liabilities:
Accounts payable	$721	$447
Accrued expenses and other current liabilities	1,608	710
Deferred revenue	1,822	1,513
Current portion of finance lease obligations	11	13
Current portion of operating lease obligations	331	313
Total current liabilities	4,493	2,996
Finance lease obligations, net of current portion	15	19
Operating lease obligation, net of current portion	2,916	3,020
Total liabilities	7,424	6,035

Commitments and contingencies

Equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.001 par value; 95,000 shares authorized; 6,492 (2022) and 6,489 (2021) shares issued, and 5,979 (2022) and 6,071 (2021) shares outstanding	6	6
Additional paid-in-capital	12,045	11,955
Treasury stock of 513 (2022) and 419 (2021) shares	(4,877)	(3,807)
Retained earnings	6,314	5,595
Total equity	13,488	13,749
Total liabilities and stockholders’ equity	$20,912	$19,784